Exhibit 99.1
Holly Corporation Announces Shareholder Approval of Merger with Frontier Oil Corporation
DALLAS — June 28, 2011 — Holly Corporation (NYSE: HOC) (“Holly”) today announced that, at a special meeting of Holly shareholders held today in Dallas, Holly shareholders voted to approve the issuance of shares of Holly common stock to shareholders of Frontier Oil Corporation (NYSE: FTO) (“Frontier”) in connection with the merger of Holly and Frontier to form HollyFrontier Corporation. The issuance of Holly common stock was approved by more than 99% of the total votes cast at the meeting by Holly shareholders. In a separate item, Holly shareholders approved Holly’s amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of Holly capital stock from 161 million to 325 million shares and change the name of the corporation to HollyFrontier Corporation upon the merger.
Matt Clifton, Holly’s Chairman and Chief Executive Officer, “We are pleased that Holly shareholders have given their overwhelming support to the merger of Holly and Frontier. HollyFrontier Corporation will deliver value for the shareholders of both companies through a well-positioned refining asset base, enhanced growth opportunities and one of the best balance sheets in the industry. On behalf of the Board and management team I want to thank our shareholders, customers and dedicated employees for their support. We look forward to moving forward and promptly completing the transaction.”
HollyFrontier Corporation, which will have a refining capacity in excess of 440,000 barrels-per-day (bpd) across five refineries, will serve the niche Mid-Continent, Rocky Mountain and Southwest refining markets and will have access to growing regional domestic and Canadian crude oil supplies.
As previously announced, the Boards of Directors of both Holly and Frontier unanimously approved a definitive merger agreement under which the companies will combine in an all-stock merger of equals transaction. In accordance with the terms of the merger agreement, Frontier shareholders will receive 0.4811 Holly shares for each share of Frontier common stock that they own at closing. The transaction is anticipated to be completed on July 1, 2011, and the combined company will trade under the symbol HFC.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
About Frontier Oil Corporation
Frontier Oil Corporation operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.
Important Information for Investors and Shareholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. Holly Corporation (“Holly”") has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a joint proxy statement used by Holly and Frontier Oil Corporation (“Frontier”) to solicit the required approval of their shareholders in connection with the proposed merger and constituted a prospectus of Holly, which the SEC has declared effective. Holly and Frontier may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF HOLLY AND FRONTIER ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Holly and Frontier through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Holly are available free of charge on Holly’s website at www.hollycorp.com under the tab “Investors” or by contacting Holly’s Investor Relations Department at (214) 871-3555. Copies of documents filed with the SEC by Frontier are available free of charge on Frontier’s website at www.frontieroil.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by contacting Frontier’s Investor Relations Department at (713) 688-9600.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental and environmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the ability of the Company to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, risks and uncertainties with respect to our “merger of equals” with Frontier Oil Corporation, including our ability to complete the merger in the anticipated timeframe, the diversion of management in connection with the merger and our ability to realize fully or at all the anticipated benefits of the merger and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
Investors
M. Neale Hickerson
Vice President, Investor Relations
214-871-3572
Media
Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449